UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2025

Sculptor Diversified Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56566	88-0870670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

9 West 57th Street, 40th Floor New York, NY 10019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 790-0000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

The information in this Current Report on Form 8-K set forth under Item 2.01 regarding the Marysville Mortgage Loan (as defined below) is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 9, 2025, Sculptor Diversified Real Estate Income Trust, Inc. (the “Company”), through an indirect subsidiary (the “Purchaser”), completed the purchase of a 1,280,496 square foot distribution center on an approximately 81-acre site located in Marysville, Ohio (the “Marysville Property”) from an unaffiliated, third-party seller, Sierra Marysville Storage, LLC, an Ohio limited liability company. The Marysville Property is 100% leased to a wholly owned subsidiary of a leading marketer of branded consumer lawn and garden care products that is listed on the NYSE. The purchase price for the Marysville property was $122 million, excluding transaction costs.

The Company funded the acquisition of the Marysville Property with a combination of cash and from proceeds from the Marysville Mortgage Loan (defined below).

Marysville Mortgage Loan

In connection with the acquisition of the Marysville Property, on October 9, 2025, the Purchaser entered into a five-year mortgage loan with USAA Life Insurance Company, an unaffiliated lender (the “Lender”), for borrowings of approximately $76.3 million (the “Marysville Mortgage Loan”).

The Marysville Mortgage Loan is secured by the Marysville Property. The Marysville Mortgage Loan matures in November 2030.

The Marysville Mortgage Loan bears interest at a fixed rate of 5.80% per annum. Monthly payments are interest-only during the entirety of the Marysville Mortgage Loan term. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Marysville Mortgage Loan is non-recourse to the Purchaser and the Company except for personal liability under an environmental indemnity agreement and certain other expenses and liability resulting from customary “bad boy” events as described in a “bad boy” guarantee entered into by the Company, including (but not limited to) any loss, costs, damages and expenses incurred by the Lender resulting from waste of the property, Purchaser fraud or material misrepresentation, and breach of any environmental provision.

Prepayment of the loan is permitted after a 12-month period, provided that a penalty is paid which decreases from (a) the greater of (i) 1% of the entire principal amount of the Marysville Mortgage Loan to be prepaid and (ii) the present value of the Marysville Mortgage Loan less the total amount of the outstanding principal amount of the Marysville Mortgage Loan being repaid as of the payment date during the second year of loan term, to (b) 2% of the entire principal amount of the Marysville Mortgage Loan being repaid for prepayments occurring during the third year of the loan term, to (c) 1% of the entire principal amount of the Marysville Mortgage Loan being repaid for prepayments occurring during fourth year of the loan term. No prepayment fee shall be payable in connection with any prepayments made during the fifth year of the term of the loan. Payments under the Marysville Mortgage Loan may be accelerated in the event of customary events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this Current Report on Form 8-K set forth under Item 2.01 regarding the Marysville Mortgage Loan is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

As permitted by Item 9.01(a)(3) of Form 8-K, the financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K within 71 days following the date on which this Current Report is required to be filed.

(b) Pro forma financial information.

As permitted by Item 9.01(a)(3) of Form 8-K, the pro forma financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K within 71 days following the date on which this Current Report is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Steven Orbuch
Name:	Steven Orbuch
Title:	Chief Executive Officer

Date:	October 14, 2025